EXHIBIT (10)(dd)
AMENDED AND RESTATED LINE OF CREDIT NOTE

$10,000,000.00	Nashville, Tennessee	as of September 20, 2006
     FOR VALUE RECEIVED, J. ALEXANDER’S CORPORATION and J. ALEXANDER’S RESTAURANTS, INC., both Tennessee corporations (collectively, the “Maker”), jointly and severally promise to pay to the order of BANK OF AMERICA, N.A. (“Payee” or “Bank of America”), the sum of Ten Million and No/100 Dollars ($10,000,000.00), or as much thereof as may be outstanding from time to time, together with interest thereon as set forth below. This Note is made pursuant to the terms of that certain Loan Agreement dated as of May 12, 2003, as amended from time to time (the “Loan Agreement”). Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement. This Note evidences an increase by $5,000,000.00 in the maximum principal amount available for borrowings by Borrower subject to the terms of the Loan Agreement, and is an amendment and restatement of that certain Amended and Restated Line of Credit Note in the principal amount of $5,000,000.00 dated January 20, 2004, which Note was an amendment and restatement of that certain Line of Credit Note dated as of May 12, 2003, in the original principal amount of $5,000,000.00.
     Maker may borrow, repay and reborrow at any time, up to a maximum aggregate amount outstanding at any one time equal to the Revolving Committed Amount, provided that Maker is not in default, subject to applicable grace and cure periods, if any, set forth in the Loan Agreement, under any provision of this Note, any other documents executed in connection with this Note, or any other note or other Loan Documents now or hereafter executed in connection with any other obligation of Maker to Payee, and provided that the borrowings hereunder do not exceed the limitation on borrowings by Maker set forth in Section 2.(e)(ii) of the Loan Agreement.
     From the date hereof until the stated maturity of this Note, interest shall accrue at the rate set forth in the Loan Agreement. From the date hereof until the stated maturity of this Note, Maker shall pay to Payee quarterly in arrears an Unused Commitment fee as determined by the provisions of the Loan Agreement.
     Interest in arrears shall be due and payable on the first (1st) day of each calendar quarter beginning on July 1, 2006, and continuing on the same day of each consecutive calendar quarter thereafter until the stated maturity of this Note. All remaining principal and interest shall become due on July 1, 2009 (the “Maturity Date”).
     Maker has elected to authorize Bank of America to effect payment of sums due under this Note by means of debiting Maker’s account number 112638499 ABA routing # 0064002. This authorization shall not affect the obligation of Maker to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Bank of America fails to debit the account.
     Subject to the provisions of the Loan Agreement, Maker has the option to convert the $10,000,000.00 Line of Credit Loan evidenced by this note to a term loan as more particularly set forth in the Loan Agreement.

     Interest hereunder shall be calculated based upon a 360 day year and actual days elapsed. The interest rate required hereby shall not exceed the maximum rate permissible under applicable law, and any amounts paid in excess of such rate shall be applied to reduce the principal amount hereof or shall be refunded to Maker, at the option of the holder of this Note.
     All amounts due under this Note are payable at par in lawful money of the United States of America, at the principal place of business of Payee in Nashville, Tennessee, or at such other address as the Payee or other holder hereof (herein “Holder”) may direct.
     Any payment not made within fifteen (15) days of its due date will be subject to assessment of a late charge equal to five percent (5%) of such payment. Holder’s right to impose a late charge does not evidence a grace period for the making of payments hereunder.
     The occurrence of a Default under the Loan Agreement shall constitute an event of default under this Note.
     Upon the occurrence of an event of default, as defined above, Holder may, at its option and without notice, terminate any obligation to advance funds under this Note, declare all principal and interest provided for under this Note, and any other obligations of Maker to Holder, to be presently due and payable, and Holder may enforce any remedies available to Holder under any documents securing or evidencing debts of Maker to Holder. Holder may waive any default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default, this right being a continuing one. Upon default, at Holder’s election, the remaining unpaid principal balance of the indebtedness evidenced hereby and all expenses due Holder shall bear interest at the Default Rate as said term is defined in the Loan Agreement.
     All amounts received for payment of this Note shall be first applied to any expenses due Holder under this Note or under any other documents evidencing or securing obligations of Maker to Holder, then to accrued interest, and finally to the reduction of principal. Prepayment of principal or accrued interest may be made, in whole or in part, at any time without penalty. Any prepayment(s) shall reduce the final payment(s) and shall not reduce or defer installments next due.
     This Note may be freely transferred by Holder.
     Maker and all sureties, guarantors, endorsers and other parties to this instrument hereby consent to any and all renewals, waivers, modifications, or extensions of time (of any duration) that may be granted by Holder with respect to this Note and severally waive demand, presentment, protest, notice of dishonor, and all other notices that might otherwise be required by law. All parties hereto waive the defense of impairment of collateral and all other defenses of suretyship.
     Maker and all sureties, guarantors, endorsers and other parties hereto agree to pay reasonable attorneys’ fees and all court and other costs that Holder may incur in the course of efforts to collect the debt evidenced hereby or to protect Holder’s interest in any collateral securing the same.

     The validity and construction of this Note shall be determined according to the laws of Tennessee applicable to contracts executed and performed within that state. If any provision of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full effect.
     The provisions of this Note may be amended or waived only by instrument in writing signed by the Holder and Maker and attached to this Note.
     Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
     (a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Holder involved in the servicing, management or administration of any obligation described or evidenced by this agreement.
     (b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.
     (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, Bank of America may designatae another arbitration organization with similar procedures to serve as the provider of arbitration.
     (d) The arbitration shall be administered by AAA and conducted in Nashville, Tennessee. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.
     (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.
     (f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
     (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
     (h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.
     (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.
THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     Words used herein indicating gender or number shall be read as context may require.

J. ALEXANDER’S CORPORATION		J. ALEXANDER’S RESTAURANTS, INC.

By:	/s/ R. Gregory Lewis	By:	/s/ R. Gregory Lewis

Title:	Vice President and Chief Financial Officer	Title:	Vice President